Exhibit 99.1
THORATEC ANNOUNCES APPOINTMENT OF STEVEN H. COLLIS TO BOARD OF DIRECTORS

     (PLEASANTON, CA), November 19, 2007—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today announced the appointment of healthcare executive Steven H. Collis to its board of directors, effective January 1, 2008. His appointment brings the Thoratec board to nine directors.
     Collis, who will join the board’s compensation and option committee, is executive vice president of AmerisourceBergen Corporation, and president of its Dallas-based AmerisourceBergen Specialty Group (ABSG). ABSG delivers specialty pharmaceuticals and related services to physician offices, including reimbursement consulting and physician education.
     Collis joined AmerisourceBergen in 1994 as a general manager in ASD Specialty Healthcare, and was named president of its Specialty Group in 1999. He was previously a principal and general manager of Sterling Medical, a national provider and distributor of medical disposable supplies, health management services and continuous quality management programs to the home care market.
     Born and educated in South Africa, Collis holds a Bachelor of Commerce with Honors degree from the University of the Witwatersrand in Johannesburg. He received his Charter Accountancy license, the South African equivalent of a Certified Public Accountant license.
     “We are very excited to have someone with Steve’s extensive and impressive operational expertise join our board. Steve’s experience shepherding ABSG through extensive growth provides him with insight that will be of great value to Thoratec,” said Gary F. Burbach, president and chief executive officer of Thoratec. “We are certain Steve will make a meaningful contribution to the board and the company.”
     Thoratec Corporation is a world leader in hemodynamic restoration therapy—developing products to treat cardiovascular disease. The company’s product line includes the Thoratec® VAD (Ventricular Assist Device) and HeartMate® LVAS (Left Ventricular Assist System) with more than 11,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.

     Some of the preceding paragraphs, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “continues,” “projects,” “hopes,” “believes,” “could,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risk and uncertainties. Forward-looking statements contained in this press release should be considered in light of these factors, and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. These forward-looking statements speak only as of the date hereof. Thoratec undertakes not obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Contact Information:

David Smith
Executive Vice President, Chief Financial Officer
Thoratec Corporation
(925) 847-8600
or
Neal B. Rosen
Ruder-Finn West
(415) 692-3058

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